                                 EXHIBIT 11.1

                             PRI AUTOMATION, INC.
                  COMPUTATION OF NET INCOME PER COMMON SHARE

                                           Three Months Ended
                                           ------------------
                                  March 31, 1996            March 31, 1995
                                  --------------            --------------
                                              Fully                     Fully
Type of Security               Primary       Diluted      Primary      Diluted
- - ----------------               -------       -------      -------      -------

 Common stock outstanding,
  beginning of the period..    7,065,591    7,065,591    5,759,357     5,759,357
  Weighted average common
   stock issued during the
   period..................       97,397      109,366       21,999        32,853
  Assumed exercise of
   common stock warrants...        5,007        5,007      112,500       112,500
  Assumed exercise of
   common share options....      537,960      537,960      652,631       652,692
 Less:  Purchase of common
  stock under the treasury
  stock method.............     (153,691)    (153,726)    (227,780)     (183,205)
                              ----------   ----------   ----------    ----------
  Weighted average number
   of common and common
   equivalent shares
   outstanding.............    7,552,264    7,564,198    6,318,707     6,374,197
                              ==========   ==========   ==========    ==========
  Net income per common
   share...................        $0.44        $0.44        $0.27         $0.27
                              ==========   ==========   ==========    ==========

                                              Six Months Ended
                                              ----------------
                                 March 31, 1996             March 31, 1995
                                 --------------             --------------
                                             Fully                      Fully
Type of Security               Primary      Diluted      Primary       Diluted
- - ----------------               -------      -------      -------       -------

 Common stock outstanding,
  beginning of the period..    6,998,266    6,998,266    3,176,364     3,176,364
  Weighted average common
   stock issued during
   the period..............       97,672      122,007    2,391,159     2,398,804
  Assumed exercise of
   common stock warrants...       58,754       58,754      112,500       112,500
  Assumed exercise of
   common share options....      584,835      586,432      641,935       647,509
 Less:  Purchase of common
  stock under the treasury
  stock method.............     (177,948)    (177,288)    (218,333)     (199,100)
                              ----------   ----------   ----------    ----------
  Weighted average number
   of common and common
   equivalent shares
   outstanding.............    7,561,579    7,588,171    6,103,625     6,136,077
                              ==========   ==========   ==========    ==========
   Net income per common
    share..................        $0.86        $0.86        $0.50         $0.50
                              ==========   ==========   ==========    ==========
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